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                                                                 Exhibit 10.13.6



Friday, March 30th, 2001

Nancy J. Herman
Street Retail Inc.,
C/o Federal Realty Investment
Legal Department
1626 East Jefferson Street
Rockville, MD 20852-4041


Dear Nancy:

In accordance with Section 3 of the "Lease Modification Agreement", this letter shall serve as "Tenant's Termination Notice" to immediately terminate the lease with no further obligation under this lease.

We very much regret that we will not be able to be a part of this exciting retail project that you have created. As previously discussed the Silver Diner has had an unfavorable sales trend in the 4/th/ Qtr. of last year which we believed, based on January results, we would be able to quickly turnaround. Unfortunately our March results indicate that it is not prudent at this time for us to extend our commitment to proceed with any generous expansion projects this year. As I indicated the company is fundamentally healthy and continues to generate positive operating cash flow, however, we are not meeting the criteria established for undertaking large, new capital commitments.

We appreciate the good faith extended to us in the "Lease Modification Agreement" as we sincerely believed at the time that we could make it work based on the extension given to us.

Although we will be focused on the operations fundamentals during 2001 we expect to resume profitable, controlled growth in 2002 and look forward to another opportunity to work with you in the future.

Thank you very much for your consideration.

Yours sincerely,



Robert T. Giaimo
President/CEO Silver Diner Inc.

c.c. Jean Connor
     Pam Brady
     Bob Hirsch